EXHIBIT 10.12

Caterpillar Inc.
2014 Long-Term Incentive Plan
Restricted Stock Unit Award Notice

The Board of Directors of Caterpillar Inc. (the “Company”) has granted you, [Director Name], [Number] restricted stock units (“RSUs”) on [Grant Date] (the “Grant Date”) pursuant to, and subject to the restrictions, terms and conditions set forth in, the Caterpillar Inc. 2014 Long-Term Incentive Plan (the “Plan”). This Award Notice and the Plan specify the material terms and provisions applicable to such restricted stock unit award (the “RSU Award”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
Vesting
The RSU Award is subject to a one-year cliff vesting period. The RSU Award will become fully vested on the first anniversary of the Grant Date (the “Vesting Date”). As soon as administratively practicable, but not later than 60 days after the Vesting Date, the Company shall issue or deliver to you, subject to the conditions of this Award Notice, unrestricted shares of Common Stock equal to the number of RSUs that become vested, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements.
If your service on the Caterpillar Inc. Board of Directors (the “Board”) terminates for any reason other than Long-Service Separation, Disability, death or in connection with a Change in Control (as described more fully below) prior to the Vesting Date, the RSU Award will be forfeited. Your RSU Award is also subject to certain additional forfeiture conditions set forth in Sections 5.16 and 5.17 of the Plan.
Voting Rights
During the period between the Grant Date and the date the shares subject to such RSUs are issued or delivered to you (the “Restriction Period”), you are not entitled to any voting rights with respect to such RSUs. From and after the date shares are actually issued or delivered, you then will have full voting rights with respect to those shares.
Dividends and Other Distributions
During the Restriction Period, you will not receive or be credited with dividends or any other distributions (e.g., dividend equivalents) with respect to the RSUs. From and after the date shares are actually issued or delivered, you then will have dividend rights with respect to those shares.
Termination of Service as Director
Your termination of service on the Board prior to the Vesting Date will impact the unvested RSUs as follows:

•	Long-Service Separation
If your service on the Board terminates at least six months after the Grant Date by reason of Long-Service Separation, the RSU Award will continue to become vested as of the Vesting Date as though your service on the Board had continued through the Vesting Date, and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the Vesting Date. For purposes of this RSU Award, “Long-Service Separation” means termination of your service on the Board for any reason other than for Cause after attainment of age 55 with 5 or more years of continuous Board service, as determined by the Company in its sole discretion.

•	Death
If your service on the Board terminates by reason of death, the RSU Award will become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to your beneficiary or your estate (as applicable), as soon as administratively practicable, but not later than 2½ months, following the date of your death.

•	Change in Control
In the event of a Change in Control prior to the end of the Restriction Period pursuant to which your RSU Award is effectively continued, assumed or replaced by the surviving or acquiring corporation in such Change in Control (with appropriate adjustments to the number and kind of shares, in each case, that preserve the material terms and conditions of the outstanding RSU Award as in effect immediately prior to the Change in Control) and your service on the Board is terminated without Cause, the RSU Award will immediately become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the date of your termination of service; provided that if you are or will become eligible for Long-Service Separation during the Restriction Period and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), then the unvested RSUs will immediately become fully vested, as provided above, but the shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the Vesting Date.

•	Other
If your service on the Board terminates prior to the Vesting Date for any reason other than Long-Service Separation, Disability, death or in connection with a Change in Control, all unvested RSUs subject to this RSU Award will lapse and shall be immediately forfeited.

Disability
Upon a determination by the Company’s Director of Compensation + Benefits that you have a Disability (as defined below), the RSU Award will become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the date of such determination. For purposes of this RSU Award, “Disability” means your inability to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company’s Director of Compensation + Benefits, based upon medical evidence.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the RSU Award may not be assigned, transferred, pledged or hypothecated in any way. The RSU Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect. Note that once RSUs vest and shares of Common Stock are actually issued or delivered, you will have the ability to transfer those shares.
Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your vested benefits under the Plan will be paid upon your death. If you do not designate a beneficiary, vested benefits payable pursuant to the Plan upon your death will be paid to your estate.
Administration of the Plan
The RSU Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this Award Notice and the terms and provisions of the Plan, the provisions of the Plan shall control.
Code Section 409A
It is intended that this Award Notice and the administration of the RSU Award comply with Code Section 409A, and the Treasury Regulations promulgated and other official guidance issued thereunder, to the extent applicable. The Plan and this Award Notice shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, no shares may be issued or delivered unless in compliance with Code Section 409A to the extent that Code Section 409A applies. To the extent this Award Notice provides for the RSU Award to be settled by reference to your termination of service, your service shall be deemed to have terminated upon your “separation from service,” within the meaning of Code Section 409A. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Notice (and thus the terms of the RSU Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Your acceptance of this RSU Award constitutes acknowledgement and consent to such rights of the Committee.
Tax Impact
Please refer to the Plan prospectus and support materials for a general description of the tax consequences of an RSU Award. You may also wish to consult with your personal tax advisor regarding how the RSU Award impacts your individual tax situation. Nothing contained in this Award Notice or in the Plan prospectus shall be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this Award Notice.
Withholding
The distribution of shares of Common Stock following the vesting of the RSU Award is a taxable event in many taxing jurisdictions. In the United States, the Company is not currently required to withhold taxes on compensation paid to nonemployee directors. In some countries the Company may be required to withhold taxes upon the taxable event. To satisfy this withholding obligation, the Company will withhold that number of shares that would satisfy the withholding obligation from the shares otherwise to be issued or delivered to you, unless otherwise approved by the Committee. The following conditions apply to such withholding: (a) the value of the shares of Common Stock withheld must equal the minimum withholding obligation; and (b) the value of the shares of Common Stock withheld shall be the Fair Market Value determined as of the date the RSUs become vested. For this purpose and for all purposes of this RSU Award, Fair Market Value shall mean the mean between the high and low prices at which a share of Common Stock of the Company is traded on the New York Stock Exchange.
Compliance with Securities Laws
The RSU Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the RSU Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of shares hereunder, the shares of Common Stock subject to the RSU Award shall not be issued or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
Adjustment of Shares
Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.
Awards Subject to Forfeiture, Clawback and Setoff
The RSU Award is subject to certain forfeiture conditions set forth in the Plan, which, in the event such conditions are determined to have occurred, may result in immediate forfeiture and cancellation of your outstanding RSU Award or an obligation to repay the Company the total amount of award gain realized upon settlement of your RSU Award. Also, the Company generally may deduct from and set off against any amounts the Company owes to you, including amounts payable in connection with this RSU Award, such amounts you may owe to the Company.
Effect on Other Benefits
The RSU Award is not intended to and shall not impact the coverage of or the amount of any other benefit plans in which you participate that are sponsored by the Company or any of its Subsidiaries or affiliates.
Award Confers No Rights to Continued Service on Board
In no event shall the granting of the RSU Award or its acceptance by you, or any provision of the Award Notice or the Plan, give or be deemed to give you any right to continued service on the Board.

Decisions of Board or Committee
The Board or the Committee shall have the right to resolve all questions which may arise in connection with the RSU Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this RSU Award shall be final, binding and conclusive.
Successors
This Award Notice shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Notice or the Plan.
Severability
The invalidity or unenforceability of any particular provision of this Award Notice shall not affect the other provisions hereof and this Award Notice shall be construed in all respects as if such invalid or unenforceable provision was omitted.
Governing Law
This Award Notice, the RSU Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
Entire Agreement
This Award Notice and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and except as provided herein, may not be modified adversely to your interest except by means of a writing signed by you and the Company.
Acceptance of Award
You are required to electronically accept this Award Notice within your stock plan account with the Company’s stock plan administrator according to the procedures then in effect. Your acceptance of this Award Notice constitutes acknowledgment of receipt of the Plan and this RSU Award and consent to the terms of the Plan and this Award Notice as described in the Plan and this Award Notice.
Notices
All notices, requests or other communications provided for in this Award Notice shall be made, if to the Company, to Caterpillar Inc., Equity Compensation Administration, 100 N.E. Adams Street, Peoria, IL 61629-4440 (or, if applicable, to any updated address provided by the Company for such purposes), and if to you, to your last known mailing address on file with the Company’s stock plan administrator. All notices, requests or other communications provided for in this Award Notice shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet website at Cat @work under the Compensation + Benefits tab. If you have any questions regarding your equity compensation under the Plan, please contact executivecompensation@cat.com.